Exhibit 99.1

Synacor Adopts Stockholder Rights Plan

BUFFALO, NY — (July 15, 2014) — Synacor Inc. (NASDAQ: SYNC) today announced its Board of Directors adopted a Stockholder Rights Plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock.

The Rights Plan, which was adopted by the Board following the evaluation and consultation with the Company’s outside advisors, is in response to the recent accumulation of Synacor’s outstanding common stock and related activity. The Rights Plan is intended to protect Synacor and its shareholders from efforts to obtain control that are inconsistent with the best interests of the Company and its shareholders. The Rights Plan provides several recognized shareholder protections by guarding against coercive tactics to gain control of the Company without an adequate change of control premium and facilitating the realization of the full long-term value of all of the shareholders’ investments in the Company. Consistent with best practices of corporate governance, the Company intends to put the Rights Plan before its shareholders for approval at its next annual meeting. The Rights Plan expires automatically in 12 months unless previously approved by shareholders (in which case it will expire in three years).

Synacor Chairman Jordan Levy said, “The Rights Plan is designed to protect the interests of all our shareholders. While we are always willing to engage in constructive dialogue with our investors and regularly consider all methods to maximize long-term shareholder value, we have concerns regarding the motivations and actions of JEC Capital Partners. JEC is affiliated with Peter Heiland, who is both a Managing Director of JEC and the Interim CEO of a company with similar customers to Synacor and the capability to become a potential acquirer, and as such may have motives that are not aligned with other shareholders. In order to guard against potential attempts to seize control of the Company without paying an appropriate premium, we are taking this action today.”

The rights will be exercisable only if a person or group acquires 10% or more of Synacor’s common stock. If a shareholder’s beneficial ownership of Synacor common stock as of the time of this announcement of the Rights Plan and associated dividend declaration is at or above the threshold (including through entry into certain derivative positions), that shareholder’s existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement the shareholder increases its ownership percentage by 0.001% or more. Each right will entitle shareholders to buy one one-hundredth of a share of a new Series A Junior Participating Preferred Stock of the Company at an exercise price of $10, subject to adjustment for certain corporate events.

The rights will not prevent a takeover (or sale of the Company), but should encourage anyone seeking to acquire the Company to negotiate with the Board.

If a person or group acquires 10% or more of Synacor’s outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase for the Right’s then-current exercise price a number of Synacor common shares having a market value of twice such price. In addition, if Synacor is acquired in a merger or other business combination transaction after a person has acquired in excess of the applicable percentage thresholds the Company’s outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price. In addition, at any time after a person or group acquires 10% or more of Synacor’s outstanding common stock, Synacor’s Board of Directors may exchange one share of Synacor’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void). The acquiring persons will not be entitled to exercise the rights.

Prior to the acquisition by a person or group of beneficial ownership of 10% of the Company’s common stock, the rights are redeemable for $0.01 per right at the option of the Board of Directors.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act—are treated as beneficial ownership of (i) the notional or other number of shares of the company’s common stock to be acquired upon exercise or settlement of such instrument or as the basis upon which the value or settlement amount of such instrument is to be calculated, or (ii) if no such number of shares is specified in the relevant documentation of such instrument, that number of shares of the company’s common stock determined by the Board in its sole discretion to be the number of such shares to which such instrument relates.

The dividend distribution will be made on July 14, 2014, payable to shareholders of record on that date, and is not taxable to shareholders. The rights will expire in one year on July 14, 2015, unless ratified by the shareholders of the Company by such date, in which case the rights will instead expire on July 14, 2017.

The Rights Plan and a summary of its terms will be filed with the Securities and Exchange Commission.

About Synacor

Synacor’s white-label platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, cloud-based services and apps to their end-consumers across multiple devices, strengthening those relationships while monetizing the engagement. In addition, Synacor offers digital ad inventory for brands wanting a customized, targeted, programmatic means of reaching their audiences. Synacor (NASDAQ: SYNC) is headquartered in Buffalo, NY, with tech hubs in Toronto, Ottawa and Boston, and ad sales offices in New York, Detroit and Los Angeles. For more information, visit synacor.com. All Media. One Place. Any Device.

Forward-Looking Statements

This release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of Synacor, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the respective businesses of Synacor. More detailed information about these factors may be found in filings by Synacor, as applicable, with the Securities and Exchange Commission, including their respective Quarterly Report on Form 10-Q. Synacor is under no obligation to, and expressly disclaims any such obligation to, update or alter their respective forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts

Investor Contact:

Denise Garcia, MD

ICR

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

646-380-5141

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609

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